EXHIBIT 99

             AZONIC CORPORATION PRESS RELEASE DATED AUGUST 25, 2004

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EXHIBIT 99


AZONIC CORPORATION ACQUIRES ASSETS FROM FILIPPO GUANI REVOCABLE TRUST

August 26, 2004, New York, NY - Azonic Corporation (OTC: AZOI) is pleased to announce that on August 25, 2004 it agreed to acquire certain assets from Filippo Guani Revocable Trust. Under the terms of the transaction, at the closing of the transaction Azonic Corporation will issue issue 4,797,600 shares of its common stock and will be required to pay a further $3 million under an earn-out arrangement. Under the earn-out arrangement the Company will be obligated to pay $300,000 per quarter to a maximum of $3 million, after cumulative operating profit (defined as sales less cost of goods sold) first exceeds $27.5 million. The Company also agreed to other customary terms and conditions in a transaction of comparable scope and size. Azonic Corporation expects that the transaction will close in September of 2004.

The assets to be acquired consist of patents, licenses, tools, molds, partially manufactured inventory and other intellectual property rights of a disposable cellular phone.

This press release contains "forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on currently available competitive, financial and economic data and management's views and assumptions regarding future events. Such forward-looking statements are inherently uncertain. Azonic Corporation cannot provide assurances that the matters described in this press release will be successfully completed or that we will realize the anticipated benefits of any transaction. Actual results may differ materially from those projected as a result of certain risks and uncertainties, including but not limited to: global economic and market conditions; the war on terrorism and the potential for war or other hostilities in other parts of the world; the availability of financing and lines of credit; successful integration of acquired or merged businesses; changes in interest rates; management's ability to forecast revenues and control expenses, especially on a quarterly basis; unexpected decline in revenues without a corresponding and timely slowdown in expense growth; our ability to retain key management and employees; intense competition and our ability to meet demand at competitive prices and to continue to introduce new products and new versions of existing products that keep pace with technological developments, satisfy increasingly sophisticated customer requirement and achieve market acceptance; relationships with significant suppliers and customers; as well as other risks and uncertainties, including but not limited to those detailed from time to time in Azonic Corporation's SEC filings. Azonic Corporation undertakes no obligation to update information contained in this release. For further information regarding risks and uncertainties associated with Azonic Corporation's business, please refer to the risks and uncertainties detailed from time to time in Azonic Corporation's SEC filings.

Source: Azonic Corporation


For More Information Contact:

Gregory Laborde
Chairman & C.E.O.
Telephone: 212-962-4400